Exhibit 99.1

Press Release

LAKELAND BANCORP ANNOUNCES CLOSING OF

ACQUISITION OF PASCACK BANCORP

Oak Ridge, NJ—January 7, 2016. Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland Bancorp”), the parent company of Lakeland Bank, announced that its acquisition by merger of Pascack Bancorp, Inc. (formerly OTCQX: PSBR), the parent company of Pascack Community Bank, closed today upon the filing of a Certificate of Merger with the New Jersey Department of Treasury. Shortly after the merger of the holding companies, Pascack Community Bank merged with and into Lakeland Bank.

Following the merger, Lakeland Bancorp, the holding company for Lakeland Bank, will have $4.3 billion in total assets and will operate 53 New Jersey branch offices in Bergen, Essex, Morris, Passaic, Somerset, Sussex, Union and Warren counties, five New Jersey regional commercial lending centers in Bernardsville, Montville, Newton, Teaneck and Wyckoff/Waldwick and two commercial loan production offices serving Middlesex and Monmouth counties in New Jersey and the Hudson Valley region of New York. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online and mobile banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about the full line of products and services, visit LakelandBank.com.

Forward Looking Statements

This communication contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Lakeland Bancorp does not assume any obligation for updating any such forward-looking statements at any time.

Contact:

Lakeland Bancorp, Inc.:

Thomas J. Shara

President & CEO

Joseph F. Hurley

EVP & CFO

973-697-2000